Exhibit 99.1

PRESS RELEASE

December 5, 2016

FOR IMMEDIATE RELEASE

VALUE EXCHANGE INTERNATIONAL, INC.

COMMON STOCK COMMENCES QUOTATION ON

THE OTC MARKETS GROUP, INC. QB TIER

HONG KONG (Dec. 5, 2016)  Value Exchange International, Inc. (“VEI”) (OTCQB: VEII)(formerly, “Sino Payments, Inc.”) announced today that the common shares of VEI commenced trading on The OTC Markets Group, Inc. QB Tier (venture market) under the symbol "VEII," effective at the market open on December 5, 2016.

The OTC Markets Group Inc., located in New York, New York, operates the world's largest electronic interdealer quotation system for broker-dealers to trade over 10,000 securities not listed on any other United States stock exchange. It is organized into three tiers varying but not limited to level of disclosure and share price: OTCQX, OTCQB and Pink Sheets.

Kenneth Tan, VEI Chief Executive Officer, said: "By trading on the OTCQB, we have enhanced the trading flexibility and accessibility of all our current and future shareholders with respect to our common stock.”

About VEI: VEI is a leading provider of customer-centric solutions for the retail industry in Asia. By integrating market-leading Point-of-Sale/Point-of-Interaction (POS/POI), Merchandising, CRM & Reward, Locational Based (GPS & Indoor Positioning System (IPS)) Marketing, Customer Analytics, Business Intelligence solutions, VEI provides retailers with the capability to offer a consistent shopping experience across all channels, enabling them to easily and effectively manage the customer lifecycle on a one-to-one basis. VEI is a single source for retailers who wanted to extend existing traditional transaction processing to multiple points of interaction, including the Internet, kiosks and wireless devices. VEI’s products and services are focused on helping retailers realize the full benefits of Customer Chain Management with its suite of solutions that focus on the customer, on employees, and the infrastructure that supports the selling channel. VEI’s retail solutions are installed in over 30%-40% retailers in Hong Kong and Philippines, processing tens of millions of transactions a year. VEI is headquartered in Hong Kong and with offices in Shenzhen, Guangzhou, Shanghai, Beijing, Manila and Kuala Lumpur.

CONTACT:

Channing AU

Chief Financial Officer

VALUE EXCHANGE INTERNATIONAL, INC.

Address: 7/F., Darton Tower, 142 Wai Yip Street, Kwun Tong, Kowloon, Hong Kong SAR

Email: ir@sinopayments.com

Telephone: (852) 2950 4288